CMBS NEW ISSUE:   $3.23B LBCMT 2007-C3   ** PRICE GUIDANCE **
SYNDICATE:   LEAD/SOLE BOOKRUNNER - LEH   CO-MGR - CITIGROUP
TIMING:   LAUNCH/PRICE THIS WEEK
SETTLE 7/26

CL         SIZE(MM)  S&P/MDY      A/L   PRIN WINDOW    C/E     Px Guid

A-1          8.000   AAA/Aaa     3.40   08/07-03/12   30.000%   S+14A

A-2       [430.000]  AAA/Aaa     4.84   03/12-06/12   30.000%   S+29A

A-3         71.000   AAA/Aaa     6.80   04/14-06/14   30.000%   S+37A

A-AB        21.700   AAA/Aaa     7.53   06/12-04/17   30.000%   S+33A

A-4       [838.338]  AAA/Aaa     9.81   04/17-06/17   30.000%   S+33A

A-1A       894.617   AAA/Aaa     7.75   02/10-06/17   30.000%   N/A

A-M       [323.379]  AAA/Aaa     9.89   06/17-06/17   20.000%   S+37A

A-J       [266.789]  AAA/Aaa     9.89   06/17-06/17   11.750%   S+43A

B           32.338   AA+/Aa1     9.89   06/17-06/17   10.750%   S+50A

C           32.338   AA /Aa2     9.89   06/17-06/17    9.750%   S+56A

D           28.295   AA-/Aa3     9.89   06/17-06/17    8.875%   S+63A

E           24.254   A+ /A1      9.89   06/17-06/17    8.125%   S+70A

F           28.296   A  /A2      9.89   06/17-06/17    7.250%   S+80A

G*          40.422   A- /A3      9.92   06/17-07/17    6.000%   S+90A

H*          36.380   BBB+/Baa1   9.97   07/17-07/17    4.875%   S+145A

J*          28.296   BBB /Baa2   9.97   07/17-07/17    4.000%   S+190A

K*          32.338   BBB-/Baa3   9.97   07/17-07/17    3.000%   S+275A

X        3,233.794   AAA/Aaa      N/A       N/A        N/A      T+

A-2FL*       [_]     AAA/Aaa     4.84   03/12-06/12   30.000%   L+16

A-4FL*       [_]     AAA/Aaa     9.81   04/17-06/17   30.000%   L+23

A-MFL*       [_]     AAA/Aaa     9.89   06/17-06/17   20.000%   L+27

A-JFL*       [_]     AAA/Aaa     9.89   06/17-06/17   11.750%   L+33

     -    Sizes in brackets "[_]" are subject to demand

     -    *144A/REG S

     -    Loan Sellers: LEH 100.0%

     -    Collateral: 104 loans / 132 properties DSCR: 1.48X, LTV 57.8%

     -    Prop Types: OF 57.5%, MF 27.7%, RT 10.7%, IND 2.2%, HTL 0.8%, MU 0.7%,
          SS 0.4%

     -    Geographics: NY 19.9%, TX 16.3%, CA 11.9%, VA 9.9%, FL 9.3%

     -    Top 10%: 53.6%

     -    Inv. Grade %: 37.1%

     -    Special Svcr Midland Loan Services, Inc.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-129844) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Website at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com. Please note that to the extent that this message includes additional disclaimers below, such disclaimers should be disregarded.

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This message is for informational purposes only and intended only for the designated recipient.It should not be relied upon or regarded as an offer to sell or as a solicitation of an offer to buy any product, as an official confirmation or statement of Lehman Brothers or its affiliates.With respect to indicative values, no representation is made that any transaction can be effected at the values provided and the values provided are not necessarily the values carried on Lehman Brothers' books and records. Lehman shall not be liable for the provision of this information,its completeness or accuracy.Prospectus materials can be obtained by contacting your Sales Rep or ADP Prospectus
Services at (631) 254-7106.